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                                                                      EXHIBIT 11

                            STERLING SOFTWARE, INC.

                       COMPUTATION OF EARNINGS PER SHARE

                         YEAR ENDED SEPTEMBER 30, 1994
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

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
                                                                        FULLY
                                                              PRIMARY  DILUTED
                                                              -------  -------
Earnings:
  Earnings applicable to common stockholders................. $58,143  $58,143
  Add: Interest expense on amounts outstanding for the 5 3/4%
   Convertible Subordinated Debentures (net of applicable
   income taxes).............................................     133    4,224
  Interest income on investment of proceeds from assumed
   conversion of options and warrants (net of applicable
   income taxes).............................................               70
                                                              -------  -------
                                                              $58,276  $62,437
                                                              =======  =======
Shares:
  Weighted average of shares outstanding.....................  19,812   19,812
  Add common shares issued on assumed exercise of options and
   warrants..................................................   7,228    7,228
  Less common shares assumed repurchased.....................  (4,117)  (4,117)
                                                              -------  -------
                                                               22,923   22,923
                                                              =======
Common shares issued on assumed conversion of 5 3/4%
 Convertible Subordinated Debentures.........................            4,056
                                                                       -------
                                                                        26,979
                                                                       =======
Earnings per common share:
  Primary.................................................... $  2.54
                                                              =======
  Fully diluted..............................................          $  2.31
                                                                       =======
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